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                                                          Exhibit 99(c)(1)

March 26, 1998

Kevin Kelly, CEO
Sigma Circuits, Inc.
393 Mathew Street
Santa Clara, CA  95050

Dear Kevin:

    In connection with our possible interest in a transaction involving the acquisition of Sigma Circuits, Inc. (the "Company"), you are furnishing us or our representatives with certain information which is either non-public, confidential or proprietary in nature. All information furnished to us or our representatives by the Company or any of its employees, representatives, agents or advisors (including attorneys, accountants and financial advisors) shall be considered confidential and proprietary and, together with analyses, compilations, forecasts, studies or other documents prepared by us, our agents, advisors (including attorneys, accountants and financial advisors), representatives or employees which contain such information, is hereinafter referred to as the "Information". In consideration of the Company furnishing us with the information, we agree that:

1. The Information will be kept confidential and shall not, without the prior written consent of the Company, be disclosed by us, or by our agents, representatives, advisors or employees, in any manner whatsoever, in whole or in part, and shall not be used by us, our agents, representatives, advisors or employees, other than to determine whether we wish to enter into, or other than in connection with, the transaction described above. Moreover, we agree to reveal the Information only to our agents, representatives, advisors and employees who need to know the Information for the purpose of evaluating, or otherwise in connection with, the transaction described above who shall agree to act in accordance with the terms and conditions of this Agreement.

2. Without the prior written consent of the Company, except pursuant to paragraph 5 hereof, we and our agents, representatives, advisors and employees will not disclose to any person the fact that the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction involving the acquisition of the Company by us or any of the terms, conditions, or other facts with respect to any such possible transaction, including the status thereof.

3. All copies of the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by us, our agents, representatives, advisors or employees, will be returned to the Company promptly upon its request.


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Mr. Kevin Kelly
March 26, 1998
Page 2


4. The term Information shall not include such portions of the Information which
(i) are or become generally available to the public other than as a result of a disclosure by us, our agents, representatives, advisors or employees; or (ii) become available to us or to our agents, representatives, advisors or employees on a non- confidential basis from a source which was not then prohibited from disclosing such Information to us by a legal, contractual or fiduciary obligation to the Company; or (iii) was in our possession, or in the possession of our agents, representatives, advisors or employees, or otherwise available to us, or our agents, representatives, advisors or employees, on a non-confidential basis prior to its disclosure to us or one or more of our agents, representatives, advisors or employees; or (iv) was independently developed by us without access to or the benefit of the Information.

5. In the event that we or anyone to whom we transmit the Information pursuant to this Agreement are requested or become legally compelled to disclose any of the Information (whether by oral questions, interrogatories, requests for Information or documents, subpoena, Civil Investigative Demand or similar process or otherwise), we will provide the Company with prompt prior written notice, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, the Company agrees that such disclosure may be made without liability hereunder. We will furnish only that portion of the Information which we are, in the opinion of our counsel or the counsel of our representative, legally required to disclose and will use our best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

6. Standstill Provisions. During the three-year period commencing on the date of this Agreement (the "Standstill Period"), neither we nor any entity controlled by us will, in any manner, directly or indirectly:

    (a) make , effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any of its subsidiaries, (ii) any acquisition of any assets of the Company or any of its subsidiaries, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its securities, assets or subsidiaries, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the Securities and Exchange Commission) with respect to any securities of the Company;

    (b) form, join or participate in a "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company;

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Mr. Kevin Kelly
March 26, 1998
Page 3


    (c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

    (d) take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause "(a)" of this section 6;

    (e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause "(a)", "(b)", "(c)", or "(d)" of this section 6;

    (f) assist, induce or encourage any other person to take any action of the type referred to in clause "(a)", "(b)", "(c)", "(d)" or "(e)" of this section 6;

    (g) enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing; or

    (h) request or propose that the Company or any of the Company's representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 6.

    The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement

    Notwithstanding the foregoing, if an unaffiliated third party seeks to acquire or assist, advises or encourages any other persons in seeking to acquire, directly or indirectly, control of the Company or any of the Company's securities, businesses or assets during the three-year period from the date of this letter, then we will be permitted hereunder to take any such actions.

7. The confidentiality obligations created by this Agreement shall terminate three years from the date hereof.

8. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.


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Mr. Kevin Kelly
March 26, 1998
Page 4


9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

                            Very truly yours,

                            TYCO INTERNATIONAL (US) INC.


                             By: /s/ Jeffrey D. Mattfolk
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                             Title: Vice President--Mergers and Acquisitions
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